Exhibit 3.15.2

ARTICLES OF ORGANIZATION

OF

DT Real Estate, LLC

An Arkansas Limited Liability Company

1. Name: The name of the limited liability company shall be DT Real Estate, LLC (the “Company”).

2. Statutory Agent for Service of Process. The name and address of the agent for service of process for the Company and Corporation Service Company, 2318 West Royal Pains Road, Suite 1, Phoenix, Arizona 85021.

3. Known Place of Business. The address of the known place of business of the Company is c/o Corporation Services Company, 2338 West Road Palm Road, Suite J, Phoenix, Arizona 19021.

4. Duration of Company’s Existence. The Company’s existence shall be perpetual.

5. Management. Management of the Company is reserved to the members.

6. Name and Address of Member. The name and address of the sole member of the Company are Doubletree Hotels LLC, an Arizona limited liability company, 7930 Jones Branch Drive, McClean, Virginia, 22012.

Dated: August 19, 2016

[illegible]

Doubletree Hotels LLC

/s/ Sean Dell’Orto
Name: Sean Dell’Orto
Title: Senior Vice President and Treasurer

MEMBER STRUCTURE ATTACHMENT

OF DT REAL ESTATE, LLC

An Arkansas Limited Liability Company

1. Entity Name. The entity name is “DT Real Estate, LLC”

2. Members. The sole member of DT Real Estate, LLC is:

Doubletree Hotels LLC

2930 Jones Branch Drive

McClean, Virginia 22102